Exhibit 99.2

HECKMANN CORPORATION’S PLANNED ACQUISITION OF TEXAS

WATER AND WASTEWATER SERVICE COMPANY TO SIGNIFICANTLY

EXPAND PRODUCED WATER BUSINESS CAPABILITIES

•	Leading produced water transportation and disposal company to add substantial disposal and transport capacity to Heckmann Water Resources’ (“HWR”) operations in the Haynesville Shale

•	Transaction expected to close in November 2010 and be immediately accretive to earnings

•	Heckmann revenues expected to triple post transaction

•	Combined synergies of HWR and CVR enable expansion into other natural gas shale areas

Palm Desert, CA — November 8, 2010 — Heckmann Corporation of Palm Desert, California (NYSE: HEK, HEK.U, HEK.WS) today announced that it has signed a definitive agreement to acquire Complete Vacuum and Rental Inc. (“CVR”), a private oilfield produced water disposal and transport company based in Carthage, Texas. CVR specializes in providing a complete range of water and wastewater service solutions to the exploration and production (E&P) industry serving the Haynesville Shale region from the Panola, Shelby, Rusk and Angelina Counties in Texas. Additionally, CVR is currently preparing to expand into the Eagle Ford Shale (south Texas) and Barnett Shale (north Texas and Oklahoma) plays. Revenues for CVR’s last fiscal year totaled approximately $60.0 million.

Heckmann Corporation will acquire CVR for $66.0 million (consisting of cash, the assumption of debt, and stock) plus an earnout based on certain growth metrics. Other terms of the transaction were not disclosed. The acquisition is expected to close by the end of November 2010, subject to completion of due diligence, and Heckmann Corporation expects the transaction to be immediately accretive to earnings.

Mr. Richard J. Heckmann, Chairman and CEO of Heckmann Corporation, stated, “With this important transaction we are putting our strong financial resources to work according to our ‘buy and build’ business model. We believe the addition of CVR adds significant value to the company and reinforces our well recognized produced water expertise. We expect that the addition of CVR will triple our annual revenues based on our current revenue run rate. We will also gain the footprint we need to firmly establish Heckmann Corporation as a major player in water and wastewater services for the energy business.

Heckmann Corporation

“Our pipeline runs right through CVR’s market area and is in close proximity to CVR’s strategically located truck terminals allowing us to take advantage of the volumes of water that currently must be hauled long distances for disposal,” Mr. Heckmann continued. “CVR’s disposal facilities are the perfect complement to our capacity resources and will enable expanded pipeline volumes for CVR customers. The combination of our two businesses in east Texas will provide a true full service one-stop-shop for the E&P universe in the Haynesville Shale regions. We intend to make the most of our greatly enhanced operational resources by expanding our business to other natural gas production areas using CVR as our platform.”

“There are many obvious and compelling synergies between Heckmann’s pipeline and disposal facilities and CVR’s transport and disposal capacity,” added Steve Kent II, CEO of CVR. “Together, we concluded that the best way for both parties to continue our rapid growth and expansion was to team up and utilize Heckmann’s considerable financial capability to build one large and profitable leader in our region. Access to Heckmann’s pipeline and disposal capacity gives us an undeniable competitive advantage and we believe we can duplicate this advantage in other shale locations.”

Disposal Capacity

CVR has 6 active disposal facilities totaling 125,000 barrels per day of capacity, plus an additional 4 permitted sites which could add an additional 80,000 barrels per day of disposal capacity. When added to HWR’s 7 permitted wells and 65,000 barrels per day of disposal capacity, the company believes that the combined potential disposal capacity of 270,000 barrels per day will be the largest in East Texas and Western Louisiana. HWR is also currently in the process of permitting additional wells and capacity.

Transport Capacity

CVR owns and operates over 175 tractors and 200 trailers along with approximately 800 frac tanks. In addition to transporting produced water and other waste water streams to its disposal sites, CVR transports fresh water for production and provides services for site preparation, water pit excavations, and remediation.

Heckmann Corporation

Conference Call

The Company will discuss the CVR transaction during its upcoming third quarter 2010 conference call to be held at 1:30 p.m. PST on Tuesday, November 9, 2010. To participate on the conference call, please dial 1-877-941-8601 or 1-480-629-9810 and reference conference ID 4378534.

An audio replay of the conference call will be available approximately one hour after the conclusion of the call through November 17, 2010. The audio replay can be accessed by dialing 800-406-7325 or 303-590-3030 and entering access ID number 4378534.

About Heckmann Corporation

Heckmann Corporation (NYSE: HEK) was created to buy and build companies in the water sector. On January 30, 2010, the Company completed its 50-mile water disposal pipeline in the Haynesville Shale which can treat and dispose up to 100,000 barrels of water per day. The completion of the pipeline makes the Company one of the largest handlers of produced water in North America. On February 9, 2010, the Company announced its joint venture with Energy Transfer Partners (NYSE: ETP) to provide turnkey transportation and treatment solutions for complicated water flows in the Marcellus and Haynesville oil and natural gas fields. In October of 2008, the Company acquired China Water & Drinks, Inc., and now operates seven bottled water facilities in the Peoples Republic of China with Coca Cola as its largest customer. The Company also makes strategic minority interest investments, such as its investment in water infrastructure solutions and pipeline provider Underground Solutions, Inc. (OTC: UGSI).

Interested stockholders and investors can access additional information about Heckmann on the Company’s web site at www.heckmanncorp.com, and in documents filed with the U.S. Securities and Exchange Commission, on the SEC’s web site at www.sec.gov.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed

Heckmann Corporation

or implied by this press release. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in the Company’s filings with the Securities and Exchange Commission and available at www.sec.gov as well as the Company’s website at www.heckmanncorp.com. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Kristen McNally

The Piacente Group, Inc.

Tel. +1 212 481 2050

heckmann@tpg-ir.com

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